EXHIBIT 99.1 News Release 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: August 5, 2005

Contact:          Darryl Cater, Inland Communications, Inc.
                     (630) 218-8000 Ext. 2887 or cater@inlandgroup.com

INLAND WESTERN ADDING TWO MILLION SQUARE FEET OF RETAIL TO PORTFOLIO

Purchasing 11 properties from Starwood Ceruzzi

Oak Brook, Ill. - Inland Western Retail Real Estate Trust, Inc. announced today that it is purchasing 11 retail properties in five states from Starwood Ceruzzi. Inland Western is purchasing the more than 2 million square feet of space for about $430 million. The following table lists the properties Inland Western is purchasing.
	Property name	Location	Date Acquired	Sq.ft.	Price (in millions)
1	Crown Theater Plaza	Hartford, Conn.	July 19, 2005	74,170	$17.0
2	Home Depot Plaza	Orange, Conn.	June 17	135,643	$28.4
3	Golfland Plaza	Orange, Conn.	May 20	57,976	$13.9
4	Mid-Hudson Shopping Center	Poughkeepsie, N.Y.	July 19	246,366	$42.6
5	Wilton Square	Saratoga Springs, N.Y.	July 19	438,097	$47.2
6	Gardiner Manor Mall	Bay Shore, N.Y.	July 19	220,631	$65.2
7	Bed Bath & Beyond Plaza	Westbury, N.Y.	July 19	61,639	$16.6
8	Greenwich Center	Phillipsburg, N.J.	Has not yet closed	190,462*	$38.5*
9	Century III Plaza	West Mifflin, Pa.	June 17	283,839	$42.9
10	Home Depot Center	Wilkins Township, Pa.	June 17	136,123	$17.7
11	Maple Tree Place	Williston, Vt.	May 20	507,615	$102.3

* - Greenwich Center has not yet closed. Its price and square footage are approximations.

"These properties strengthen our position in the Northeastern United States," said Thomas McGuinness, president, Inland Western Property Management. "The Starwood Ceruzzi team developed these Class A properties, which are a welcome addition to Inland Western's growing portfolio."

"We were delighted when Inland came to us with the most attractive offer," said Lou Ceruzzi, who negotiated on behalf of Starwood Ceruzzi. "We've worked with Inland Western in the past and we knew that we could look forward to a seamless closing process on what was a very complicated transaction."

Jeffrey R. Dunne, leader of the CB Richard Ellis New York Tri-State Investment Team, and Patrick J. Bisceglia represented Starwood Ceruzzi as brokers in the transaction.

"In a highly competitive retail market, the Starwood Ceruzzi portfolio gives Inland a rare opportunity to acquire a cluster of high-quality retail shopping centers in the Northeast," Dunne said. "A majority of the properties are located in dense in-fill markets with limited future development opportunities, which, over time, will help to increase tenant sales, rental rates and property values."

Joe Cosenza, chairman, Inland Real Estate Acquisitions, Inc., negotiated on behalf of Inland Western. Attorney Charles Benvenuto provided outside legal counsel, and Sharon Anderson-Cox performed due diligence, for the buyer. Art Hooper of Starwood Ceruzzi provided legal counsel for the seller.

Inland Western, which has been acquiring properties since 2003, owns and manages more than 30 million square feet of commercial real estate. Inland Western is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Collectively The Inland Real Estate Group of Companies is the fifth largest shopping center owner in North America, with more than 100 million square feet under management with managed assets in excess of $13 billion. With more than 35 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation's largest commercial real estate companies. Inland's national headquarters is in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland Western's Annual Report on Form 10-K for the year ended December 31, 2004 and its other SEC filings. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise

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